As filed with the Securities and Exchange Commission on August 12, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCK & CO., INC.

(Exact name of registrant as specified in its charter)

NEW JERSEY	22-1918501
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 GALLOPING HILL ROAD

KENILWORTH, NEW JERSEY 07033

(Address of principal executive offices, including zip code)

MERCK & CO., INC. 2019 INCENTIVE STOCK PLAN

(Full title of the plan)

GERALYN S. RITTER

SENIOR VICE PRESIDENT, CORPORATE

SECRETARY AND ASSISTANT GENERAL COUNSEL

MERCK & CO., INC.

2000 GALLOPING HILL ROAD

KENILWORTH, NEW JERSEY 07033

(Name and address of agent for service)

(908) 740-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock (Par value $0.50 per share)	111,000,000	(3)	$83.25	$9,240,750,000	$1,119,979

(1)                                 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued pursuant to the Merck & Co., Inc. 2019 Incentive Stock Plan (the “Plan”) to prevent dilution as a result of adjustments for stock splits, stock dividends or similar transactions.

(2)                                 The price stated above is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and is based on the average of the high and low market prices of the registrant’s common stock, par value $0.50 per share (the “Common Stock”), as reported on the New York Stock Exchange on August 5, 2019.

(3)                                 Represents 119,000,000 shares of Common Stock contemplated to be issued under the Plan as reduced by the approximate number of shares granted under the Merck & Co., Inc. 2010 Incentive Stock Plan between December 31, 2018 and May 31, 2019.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents filed by the registrant with the SEC are incorporated herein by reference and made a part hereof:

(a)           The registrant’s Annual Report on Form 10-K, filed on February 27, 2019, for the fiscal year ended December 31, 2018;

(b)           The registrant’s Quarterly Report Form 10-Q filed on May 8, 2019, for the quarterly period ended March 31, 2019;

(c)           The registrant’s Quarterly Report Form 10-Q filed on August 6, 2019, for the quarterly period ended June 30, 2019;

(d)           The registrant’s Current Reports on Form 8-K, filed on January 30, 2019, March 7, 2019, April 30, 2019 (solely with respect to Item 2.05) and May 31, 2019;

(e)           The registrant’s definitive Proxy Statement on Schedule 14A, filed on April 8, 2019, to the extent specifically incorporated by reference into Part III of the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and

(f)            The descriptions of the common stock, par value $0.50 per share (the “Common Stock”), of the registrant set forth in the registrant’s registration statements pursuant to Section 12 of the Securities Exchange Act of 1934 (“Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except that any portions thereof which are furnished and not filed shall not be deemed incorporated) from the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel

The validity of the Common Stock that may be offered or issued under the Merck & Co., Inc., 2019 Incentive Stock Plan (the “Plan”) will be passed upon for the registrant by Geralyn S. Ritter, Senior Vice President, Corporate Secretary and Assistant General Counsel of the registrant.  Ms. Ritter holds options to purchase the registrant’s Common Stock, performance share and restricted share awards, and owns shares of the registrant’s Common Stock and is a participant in the Plan.

Item 6.                                                         Indemnification of Directors and Officers

The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

The registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the laws of the State of New Jersey, all current and former directors and officers of the registrant shall not be personally liable to the registrant or its shareholders for damages for breach of any duty owed to the registrant or its shareholders, except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the registrant or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

The By-Laws of the registrant provide that a former, present or future director, officer or employee of the registrant or the legal representative of any such director, officer or employee shall be indemnified to the fullest extent permitted by the laws of the State of New Jersey against any and all liabilities and expenses in connection with any civil, criminal, administrative, legislative or arbitrative action, suit or other proceeding, inquiry or investigation that could lead to the same, provided, that no indemnification shall be provided to any person adjudged to be liable to the registrant.

The registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the Business Corporation Act of the State of New Jersey, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending or completed claim, action, suit or proceeding by reason of the fact that they were, are, shall be or shall have been a director or officer of the registrant, or are or were serving, shall serve or shall have served, at the request of the registrant, as director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Item 7.                                                         Exemption from Registration Claimed

Not applicable.

Item 8.                                                         Exhibits

Exhibit Number	Description	Method of Filing

4.1	Restated Certificate of Incorporation of the registrant (November 3, 2009)	Incorporated by reference to Current Report on Form 8-K, filed November 4, 2009

4.2	By-Laws of the registrant (effective July 22, 2015)	Incorporated by reference to Current Report on Form 8-K, filed July 28, 2015

4.3	Merck & Co., Inc. 2019 Incentive Stock Plan	Incorporated by reference to Annex C to the definitive Proxy Statement on Schedule 14A, filed on April 8, 2019

5.1	Opinion of Geralyn S. Ritter, Senior Vice President, Corporate Secretary and Assistant General Counsel of the registrant	Filed with this Registration Statement

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the registrant	Filed with this Registration Statement

23.2	Consent of Geralyn S. Ritter, Senior Vice President, Corporate Secretary and Assistant General Counsel of the registrant	Included in Exhibit 5.1

24.1	Power of Attorney	Filed with this Registration Statement

24.2	Certified Resolution of Board of Directors	Filed with this Registration Statement

Item 9.         Undertakings

The undersigned registrant hereby undertakes:

1.                                      (a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the Town of Kenilworth and the State of New Jersey on the 12th day of August, 2019.

MERCK & CO., INC.

By:	*
Kenneth C. Frazier
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signatures	Title	Date

*
Kenneth C. Frazier	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 12, 2019

*
Robert M. Davis	Executive Vice President, Global Services, and Chief Financial Officer (Principal Financial Officer)	August 12, 2019

*
Rita A. Karachun	Senior Vice President Finance - Global Controller (Principal Accounting Officer)	August 12, 2019

*
Leslie A. Brun	Director	August 12, 2019

*
Thomas R. Cech	Director	August 12, 2019

*
Mary Ellen Coe	Director	August 12, 2019

*
Pamela J. Craig	Director	August 12, 2019

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*
Thomas H. Glocer	Director	August 12, 2019

*
Rochelle B. Lazarus	Director	August 12, 2019

*
Paul B. Rothman	Director	August 12, 2019

*
Patricia F. Russo	Director	August 12, 2019

*
Inge G. Thulin	Director	August 12, 2019

*
Wendell P. Weeks	Director	August 12, 2019

*
Peter C. Wendell	Director	August 12, 2019

Geralyn S. Ritter, by signing her name hereto, does hereby sign this document pursuant to powers of attorney duly executed by the persons named, filed with the SEC as an exhibit to this document, on behalf of such persons, all in the capacities and on the date stated, such persons including a majority of the directors of the Company.

By:	/s/ Geralyn S. Ritter
Geralyn S. Ritter
(Attorney-in-Fact)

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